Third Quarter 2005 Earnings
Conference Call
August 2, 2005

Charlie

Welcome, and thank you for joining us for our third quarter earnings conference call. Please refer to slide 2 of the slide presentation on our website at www.oshkoshtruckcorporation.com, which supplements our remarks today.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” Such estimates were made by us during our second quarter earnings conference call on May 3, 2005. Also, all references to per share results today are reported on a pre-split basis with respect to a two-for-one split of the Company’s common stock announced this morning.

Bob, please lead off and investors, please turn to slide 3.

Bob

Oshkosh Third Quarter 2005 Highlights

Good morning, everyone. Thank you for your interest and participation today.

Let me start by saying that overall I’m pleased with our third quarter results. A year ago, EPS was $0.85. This quarter our guidance was that we would deliver $1.03 EPS, and we came in at $1.05 despite a restructuring charge at the Geesink Norba Group of $0.08 per share.

For the quarter, sales were up 36.5% to $818.9 million. Operating income increased by 28.1% to $63.0 million, and net income was up 26.3% to $38.7 million.

It’ll come as no surprise that our defense business continues to take the lead in terms of overall contributions to results. However, our fire and emergency segment posted equally strong results again this quarter, and the actions we took in our commercial segment in the third quarter should permit us to report positive results for that business beginning next fiscal year.

We’re very much a company that believes when you do the right thing for your customers, your business will prosper. I’m very confident that each of the businesses is doing the right thing – delivering value with outstanding quality, industry-leading products and technologies, and excellent long-term service. As a result, we are increasing our EPS estimate for fiscal 2005 from $4.25 to $4.30.

We expect to follow a great fiscal year 2005 with strong results again in fiscal 2006. We estimate fiscal 2006 sales at $3.225 to $3.325 billion, or sales growth of 9.0% to 12.3%, and expect EPS to reach $4.80 to $5.00, up 11.6% to 16.3% year over year, compared to our fiscal 2005 estimates.

Clearly, we are approaching fiscal 2006 with optimism, and this led our Board of Directors to approve a two-for-one split of the Company’s common stock, again improving our liquidity for shareholders.

Now, let me take a minute to talk about our major initiatives to drive growth within the organization.

Please move to slide 4.

Key Initiatives in Third Quarter of Fiscal 2005

Our key initiatives throughout fiscal 2005 have been centered on margin enhancement. We did move forward in the commercial segment in the third quarter, but progress was slower than anticipated. For example, during the second quarter conference call, I told you I thought we had almost worked our way through the lower-priced backlog at McNeilus, but I was simply wrong. Our price increases weren’t realized the way we thought they had been.

So, we’ve increased prices almost across the board yet again:

•	Rear-discharge concrete mixer prices were increased 10% in June
•	Front-discharge concrete mixer price quotes include 1% increases per quarter for deliveries over the next year
•	Refuse body prices were raised 7.5% domestically in June
•	And, in our fire and emergency segment, fire apparatus saw a 2.4% increase go into effect in June.

Some of these increases sound steep, but we’ve faced an approximate $35 million increase in our steel and component costs at McNeilus alone during the past year and we need to recover those costs. Our price increases have outpaced our competitors, and the initial response from our customers has been difficult, but we are finally seeing the prices stick. We believe that we need the price increases to help ensure that our businesses earn the returns necessary to provide our customers with industry leading technology and service.

Now, turning to our cost structure, please move to slide 5. In my view, our most critical initiative for enhancing margins and shareholder returns for the long-term is our lean program to improve the cost structure within all of our businesses. We’ve discussed this at length in previous conference calls, but I think it’s worth reviewing current activities.

•	At this point, we have trained more than 2,000 of our 7,700 employees in the "lean" manufacturing concept
•	We have added additional “lean” professionals to beef up our bench strength in both operations and strategic pricing analysis

•	Thanks to lean, McNeilus achieved record shipments during the months of May and June and reduced production lead times by more than 30%, on average. And, we’ve been able to substantially reduce work in process inventory by building to specific customer orders.

At the Geesink Norba Group, the “lean” team has largely completed their work. We believe the design issues of the new GPM III rear loader have been resolved. We have accelerated new product development. And, we have completed the final phase of the necessary restructuring, taking the appropriate $4.3 million workforce reduction charge during the quarter. About half of the charge is based on rightsizing the workforce in The Netherlands. And, half can be attributed to outsourcing of key components to lower cost manufacturing sites. We believe this workforce reduction will restore the Geesink Norba Group to profitability beginning in the fourth quarter of fiscal 2005.

Now, let’s turn to slide 6 to discuss our Commercial Business in more detail.

We under-performed expectations again in the third quarter and have a lot more work to do, but there were also signs of progress underlying financial performance.

Sales were up 18.5% to $322.3 million in our commercial segment and on-time deliveries improved significantly at McNeilus.

Operating income was down 46.0% to $7.2 million, or 2.2% of sales, compared to 2.5% of sales in the second quarter of fiscal 2005. This is still way too low for this business, and reflected a $4.3 million workforce reduction in The Netherlands, or 1.3% of segment sales for the quarter. Our U.S. businesses were able to report a 100 basis point improvement in margins from the second to the third quarter in fiscal 2005.

On a go forward basis, our priority is to expand margins in the commercial business. We’re targeting historic levels of 8% or more within the next two years. The price increases I discussed earlier will help, but given the seasonally lower volumes in the next two quarters, we expect margins to decline during the fourth quarter before they get better. I am encouraged by the strength of the actions taken by our team to turn around our commercial segment, and believe that we will emerge as a stronger company next year.

On a more positive note, McNeilus introduced the new M5 rear loader in May. This compact design is targeted at residential routes and provides a price point that allows McNeilus to target municipal sales as well as privates. We also enjoyed robust orders in our domestic refuse product line during the quarter at nearly double prior year levels. And, London and CON-E-CO, our newest acquisitions, both performed well in the quarter.

Now, let’s move on to the Defense Business on slide 7.

Our defense business provided much of the horsepower behind this quarter’s record performance. Let me put some details around that.

Defense sales were up 47.1% to $281.0 million. Operating income increased 35.4% to $46.0 million. This was ahead of previous estimates by $6.0 million because of strong parts and service sales and a $2.1 million adjustment of MTVR margins to 10.1%, a 0.2 percentage point improvement. Our defense parts and service sales again nearly doubled during the quarter compared to the prior year. The defense backlog now stands at $1.16 billion and positions us for another strong year in fiscal 2006.

We anticipate defense sales of $1.225 billion to $1.275 billion in fiscal 2006, assuming the Congressional supplemental money moves to contract in a timely fashion. This estimate would have been even higher — $215 million higher – if operations and maintenance funds in the supplemental hadn’t been reallocated because brigades were unwilling to give up their current HEMTT, HET and PLS trucks for remanufacturing because they are too critical to their missions. The potential exists that a bridge supplemental funding bill this fall might replace some of the operations and maintenance money with funding for new vehicles for late in fiscal 2006, and perhaps for fiscal 2007.

The retrofit of our new remanufacturing facility has been proceeding on schedule. The facility became operational in July, and we expect to be delivering overhauled units at an expanded rate by the beginning of fiscal 2006.

In terms of product development, activities have centered on three products – the LVSR, the HEMTT A3 with ProPulse® hybrid electric drive, and the TerraMax™ robotic truck. We delivered the Logistics Vehicle System Replacement trucks on time to the Marines for testing. Testing is going well and ahead of schedule. This program is scheduled to be awarded during the second quarter of fiscal 2006. Defense budget funding for the program, including administrative costs of the U.S. Department of Defense (“DoD”), currently exceeds $860 million over five fiscal years beginning in fiscal 2007. Testing is progressing well on the HEMTT A3 too, our next generation Heavy Expanded Mobility Tactical Truck, which offers our ProPulse technology to substantially reduce fuel consumption and provides other new technologies for our military customers.

One of the most exciting projects we have underway is the development of our TerraMax robotic defense truck. The project is going very well. We’re partnered with Rockwell Collins on it, and Team TerraMax was one of only 40 invited to participate in the qualifying round for the DARPA Grand Challenge Race, sponsored by the Pentagon. We’re going into the final phase of development before we begin testing. The qualifying round kicks off at the end of September and the race is on October 8.

At this point, given the visibility we have for 2006 defense funding, we’re optimistic about new truck programs, expanded remanufacturing requirements, and ongoing parts and service requirements. This is reflected in the investments we are making to expand capacity and accelerate product development.

Finally, let’s turn to the Fire & Emergency Segment on slide 8.

Our fire and emergency business has drawn perhaps the least attention of any of our businesses in recent quarters. Defense has enjoyed the limelight, and commercial has been subjected to the spotlight. Yet, quarter after quarter, the fire and emergency business has quietly built a trend of increased sales, increased earnings and delivered outstanding quality to the fire service.

That performance intensified during the third quarter. Sales reached a record level with a 56.2% increase to $222.7 million. Operating income was up an impressive 75.4% to $23.1 million, $2 million ahead of our previous estimates.

The incoming order rate gives every indication that municipal markets remain strong, although direct comparison in the third quarter for Pierce’s incoming orders was difficult because fiscal 2004‘s third quarter included major DoD and international orders. This directly influenced our decision to invest approximately $18.5 million to expand Pierce’s production facilities by 130,000 square feet. Our Medtec ambulance business experienced a strong increase in orders. This was also a strong quarter for JerrDan Corporation in terms of incoming orders, sales and operating income, despite the fact that their major competitor has not fully followed the price increases that JerrDan has implemented to compensate for steel cost increases.

Our outlook for this business mirrors its historic performance. That is, we expect consistent improvement for top and bottom line results in coming quarters.

Now, I’ll turn it over to Charlie to review our financial results.

Charlie:

Good morning.

Let’s discuss our consolidated results for the third quarter by turning to slide 9.

Second Quarter Results

Earnings per share rose 23.5% to $1.05 in the third quarter, up slightly over our previous estimate for the quarter of $1.03. Third quarter results included an $0.08 per share workforce reduction charge at the Geesink Norba Group as part of our plan to turnaround that business. Consolidated sales were up 36.5% to $818.9 million in the third quarter compared to last year, with consolidated operating income up 28.1% to $63.0 million compared to last year.

A cumulative life-to-date adjustment of $2.1 million to increase margins on our Medium Tactical Vehicle Replacement (“MTVR”) base contract from 9.9% to 10.1% contributed $0.03 to earnings per share for the quarter. There was a $7.1 million, or $0.12 per share, life-to-date adjustment in last year’s third quarter earnings.

At corporate, our operating expenses rose $2.0 million in the third quarter compared to the prior year, primarily due to higher personnel costs related to new hires, restricted stock awards granted last autumn, employee termination costs and higher incentive bonuses.

Turning to the performance of each segment, let’s move to slide 10.

Fire and Emergency

Fire and emergency sales rose 56.2% to $222.7 million in the third quarter. JerrDan and BAI contributed sales totaling $42.0 million in the quarter. Sales for our other businesses in this segment grew 26.7%, reflecting our strong order flow for fire apparatus and substantially higher airport product sales.

Operating income rose 75.4% to $23.1 million, or 10.4% of sales, in the third quarter. The JerrDan and BAI acquisitions contributed operating income of $4.1 million during the third quarter. Operating income for our other businesses in the segment rose 44.0%, reflecting both the higher sales level and a substantially improved sales mix of custom pumpers, aerials and airport products.

Segment backlog grew 14.0% in the third quarter compared to the prior year. Backlog for businesses in the segment, other than the recently acquired JerrDan and BAI, was down 3.4% at June 30, 2005. Pierce’s backlog was up 2.1% at June 30, 2005, quite strong given that orders in the quarter ended June 30, 2004 were up over 100% over the prior year. Airport products backlog was down at June 30, 2005, due to timing of orders, but we expect sales for this business to grow again in fiscal 2006.

Defense

Looking at the defense segment next, please turn to slide 11.

Defense sales rose 47.1% to $281.0 million in the third quarter. Parts and service sales nearly doubled during the quarter. Sales of heavy-payload trucks for the U.S. Army and wheeled tankers for the U.K. Ministry of Defence were also up sharply during the quarter.

Given the sharply higher sales and an improved product mix of relatively higher-margin parts and service sales and heavy-payload trucks, investors may have expected a higher operating income margin than the 16.4% experienced in the third quarter. In the quarter, our product development spending was up sharply, as planned, to invest in the programs described by Bob earlier on the call. This limited our operating income to $46.0 million, up 35.4% for the quarter.

The relatively small life-to-date adjustment to the margin on the MTVR base contract during the quarter reflects the shipment of the final trucks under the five-year contract. We continue to maintain accruals related to this contract for warranty and contract close-out costs that we anticipate will be ultimately resolved over a period ending in the third quarter of fiscal 2007 when a systemic warranty period expires.

At June 30, 2005, our defense backlog was up 32.7% from prior year levels to $1.16 billion as we began to sign contracts related to the federal supplemental funding bill passed during our third fiscal quarter.

Commercial

Turning to the commercial segment, please move to slide 12. Compared to the prior year, sales were up 18.5% to $322.3 million, but operating income was down 46.0% to $7.2 million, or 2.2% of sales. The CON-E-CO and London acquisitions contributed sales of $20.0 million and operating income of $1.5 million during the quarter. Quite simply, operating income declined again this quarter because our selling price increases have not been enough to offset approximately $35 million of steel and component cost increases that we have experienced at McNeilus over the last year, and we are in a turnaround situation at the Geesink Norba Group.

Concrete placement sales, other than sales of CON-E-CO and London, and domestic refuse sales rose 3.0% and 30.5%, respectively, during the third quarter compared to the prior year. Domestic refuse orders have been robust all year, particularly from the largest U.S. waste haulers.

In European refuse, sales were up 25.9%, but the operating loss in this business increased to $5.1 million compared to $3.4 million in last year’s third quarter, in large part due to the $4.3 million workforce reduction charge described by Bob. A $1.8 million workforce reduction charge was included in results for last year’s third quarter. Clearly, we have been reducing the losses in this business sequentially each quarter, and we anticipate this restructuring will position the business to be profitable again beginning next quarter.

Let me close out my review of the commercial segment by reviewing our backlogs in each product line. At June 30, 2005, rear-discharge unit backlog was down 15.2% compared to prior year levels, while our front-discharge unit backlog was down 9.6%. Our domestic refuse unit backlog was up 43.1% at June 30, 2005 compared to prior year levels, while Geesink Norba Group unit backlog was up 20.7% compared to prior year levels.

Fiscal 2005 Outlook

Turning to our fiscal 2005 outlook, we are assuming no additional acquisitions nor any impairment of the Geesink Norba Group goodwill in the estimates presented in slides numbered 13 to 16.

We present our sales estimates on slide 13. We are now estimating our fiscal 2005 sales at $2.96 billion, a $60.0 million increase from our previous estimate, and up an estimated 30.8% over fiscal 2004. The drivers of this increase include an estimated $65.0 million increase in defense parts and service sales and an estimated $5.0 million decrease in fire and emergency segment sales.

Turning to slide 14, we’re now estimating consolidated operating income of $260.5 million in fiscal 2005, up $0.5 million from our previous estimates and up an estimated 44.4% over fiscal 2004. We reduced our estimate of BAI operating income by $1.0 million in the fire and emergency segment. We’re now estimating our defense operating income to increase 61.1% to $206.0 million in fiscal 2005. The $16.5 million increase from our previous estimate results from our higher sales estimate for the year. We reduced our estimate for commercial segment operating income by $13.0 million to reflect third quarter performance and estimated fourth quarter performance in the U.S., as we do not expect our current pricing actions to benefit earnings much until fiscal 2006. We also added $2.0 million to our corporate expense estimate for fiscal 2005, primarily due to personnel cost increases.

Slide 15 reflects no material changes to estimates for interest expense, effective tax rates and similar items.

Our quarterly estimates of sales, operating income, net income, earnings per share and debt are described in slide 16. Essentially, we increased our annual earnings per share estimate by $0.05 per share.

What key risks are involved in our estimates? We may not be able to improve Geesink Norba Group earnings as quickly as estimated, which could lead to an impairment charge, and we may not fully turnaround McNeilus earnings. Steel cost increases could continue next year and further outpace our selling price increases. Upsides to these estimates primarily involve potential new defense parts and service sales with the DoD arising from the conflict in Iraq. Please review our Form 8-K filed today for other potential risk factors.

Fiscal 2006 Outlook

Today, we also initiated estimates for fiscal 2006, again assuming no acquisitions. Please turn to slide 17.

Several months ago, we conducted a survey of many of our investors on a variety of matters. Virtually unanimously, the responses indicated a preference for Oshkosh to report earnings estimates in ranges versus our historic practice of specific point estimates. Accordingly, beginning with our initial outlook for fiscal 2006, we are transitioning our estimates to the level of detail recommended in the survey results.

We anticipate our consolidated sales to approximate $3.225 billion to $3.325 billion in fiscal 2006, up 9.0% to 12.3%, respectively, over our fiscal 2005 sales estimate. We anticipate our fire and emergency segment sales growth rate to be in the high single digits percentage range in fiscal 2006, reflecting improving markets and higher pricing across the segment. We believe funds in the recent federal supplemental spending bill should propel our defense sales up 15% — 20% in fiscal 2006. In our commercial segment, we anticipate sales to grow at a low single digit percentage growth rate, including the benefit of a full year of operations for CON-E-CO and London, which we acquired in fiscal 2005. We believe that industry volumes will grow at a 5% — 10% rate across the segment, and we have implemented price increases of 10% to 20% over the last year in the U.S., but we expect to lose some market share as we work hard to recover steel and component cost increases over the next year.

Turning to slide 18, we expect our consolidated operating income to approximate $297.5 to $310.0 million in fiscal 2006, or up 14.2% to 19.0%, respectively, compared to our fiscal 2005 estimate. These estimates reflect a 50 basis point estimated improvement in consolidated margins next year. We expect our fire and emergency segment margins to be relatively flat in fiscal 2006 compared to fiscal 2005 as Pierce expansion costs are likely to offset other margin improvement initiatives. We expect our defense operating income margins will decline slightly as fiscal 2005 segment margins benefited from life-to-date adjustments to MTVR base contract margins. We expect our commercial segment operating income margins to double in fiscal 2006, reflecting a return to modest profitability at the Geesink Norba Group and just over a 100 basis point improvement in McNeilus margins in fiscal 2006. Now, we could do much better in this segment if our pricing initiatives are effective, but at this time, we are initiating prudent estimates. At corporate, we expect expenses to grow about 20% over fiscal 2005 levels. In fiscal 2005, we benefited from the settlement of a product liability matter for $4.2 million, and that drives one-half of the increase in corporate expenses.

Slide 19 provides additional estimates of interest expense, taxes and other areas with no significant changes from fiscal 2005.

On slide 20, we provide our earning per share estimates, again on a pre-split basis, for fiscal 2006. We expect earnings per share to approximate $4.80 to $5.00 per share in fiscal 2006, or up approximately 11.6% to 16.3% in fiscal 2006. We believe that earnings per share could decline to $1.00 to $1.10 per share in the first quarter of fiscal 2006 compared to $1.11 in the first quarter of fiscal 2005. During the first quarter of fiscal 2005, earnings benefited from a life-to-date adjustment of MTVR base contract margins of $8.5 million, the settlement of a product liability matter for $4.2 million, and a large international airport products sale. And, during the first quarter of fiscal 2006, the Company expects to incur additional costs to start-up its Pierce expansion and to bid the LVSR contract, among other matters. Now, we expect about 55% of our fiscal 2006 earnings per share estimate to be recognized in the second and third quarters of the year.

Closing with slide 21, we are estimating that our capital spending in fiscal 2006 will approximate $60 million, a sharp increase over our estimated spend in fiscal 2005 of $30 — $35 million. Quite simply, much of our recently announced spending on expansion capital projects at Pierce, our new product development facility in Oshkosh and our Oshkosh remanufacturing facility will be incurred in fiscal 2006. We expect our debt levels to remain in the $20 — $25 million range throughout fiscal 2006 and that our cash position will grow from $43.1 million at June 30, 2005 to approximately $150 to $200 million by September 30, 2006. We may use this cash in pursuit of our acquisitions strategy, or for stock repurchases and/or higher dividend payments to contribute to shareholder returns.

Bob will close our prepared remarks.

Bob:

We are in a unique position in that our overall quarterly performance set new records and two of three segments recorded exceptional performance during the quarter. Yet, we have significantly more upside opportunity. Let’s face it. We need to fix our commercial businesses, and it’s been slower going than we originally anticipated. What I can say is that our business unit management teams are very competent; we are providing substantial corporate resources to support the turnaround efforts; and we believe we are diligently headed in the right direction.

Everyone in this corporation has worked extremely hard to deliver this quarterly performance and I appreciate their efforts on behalf of our customers and our company. I’m proud to lead a team that focuses equal parts on performance for our customers and our shareholders. It puts me in a very positive frame of mind about fiscal 2005 and 2006.

Operator, please begin the question and answer period.